EXHIBIT 4.1(b)

Amendment No. 1 to the Distribution Agreement

          Amendment No. 1, dated as of December 23, 2004 (this “Amendment”), to the Distribution Agreement (the “Distribution Agreement”), dated as of February 25, 2004, by and between EDAP TMS S.A., EDAP S.A. and Technomed Medical Systems S.A. (collectively, the “EDAP Parties”) and HT Prostate Therapy Management Company, LLC (“HT Prostate”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Distribution Agreement.

W I T N E S S E T H:

                   WHEREAS, the EDAP Parties and HT Prostate have entered into the Distribution Agreement; and

                   WHEREAS, the EDAP Parties and HT Prostate desire to amend the Distribution Agreement, in accordance with Section 13.4 thereof.

                   NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, HT Prostate and the EDAP Parties, intending to be legally bound, agree as follows:

1) Amendment to Section 8.1. The first two sentences of Section 8.1 of the Distribution Agreement are hereby deleted and amended to read, in their entirety, as follows:

8.1	License. HIFU Subsidiary hereby grants HT Prostate, and HT Prostate hereby accepts, a royalty-bearing, non-assignable, non-transferable, non-sublicensable license to use the trademarks, proprietary names and other marks set forth in Schedule A (the “Ablatherm Related Marks “) in the Territory during the term of this Agreement solely for the purpose of marketing, distributing and providing services for the Products and Ablatherm Related Devices as permitted herein. Such license shall be non-exclusive prior to receipt of the PMA and shall be exclusive in the Territory following receipt of the PMA. In consideration for this license, HT Prostate agrees to pay EDAP an amount equal to 10% of the sales price of the Products sold to HT Prostate by EDAP.

2) Authorization. Each party hereto represents to the other that (a) such party has all necessary corporate power and authority to enter into this Amendment; (b) the execution and delivery by each party hereto of this Amendment have been duly authorized by all requisite corporate action on the part of such party; and (c) this Amendment has been duly executed and delivered by each party hereto.

3) Distribution Agreement Remains in Effect. Except as expressly amended by this Amendment, the Distribution Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Distribution Agreement or the rights and obligations of the parties thereunder, and the Distribution Agreement, as amended by this Amendment, shall together constitute a single agreement between the parties.

4) Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

5) Successors and Assigns. This Amendment and the rights, duties and obligations arising hereunder shall be binding upon and inure to the benefit of the parties and to their respective successors and permitted assigns. Neither HT Prostate nor any EDAP Party may assign this Amendment or its rights, duties or obligations hereunder without the prior written consent of the EDAP Parties or HT Prostate, respectively, such consent not to be unreasonably withheld or delayed, and any prohibited assignment of this Amendment shall be null and void; provided, however that, except as otherwise provided herein, any party may assign its rights, duties or obligations under the Distribution Agreement as amended by this Amendment to the successor of its business in connection with a merger, acquisition or another event resulting in the sale of all, or substantially all, of the stock or assets of such party.

6) Governing Law. This Amendment will be construed and enforced in accordance with the laws of the State of Georgia.

                   IN WITNESS WHEREOF, the parties hereto have executed this Amendment, under seal, as of the date first written above.

HT PROSTATE THERAPY MANAGEMENT COMPANY, LLC	EDAP TMS S.A.

By:	/s/ Argil J. Wheelock	By:	/s/ Hugues de Bantel
Argil J. Wheelock, M.D., CEO	Hugues de Bantel, CEO

Address:	1841 West Oak Parkway Suite A Marietta, GA 30062	Address:	4-6 rue du Dauphiné 69120 Vaulx-en-Velin France

Telephone No.: 770-419-0691 Facsimile No.: 770-419-9490	Telephone No.: +33 4 72 15 31 50 Facsimile No.: +33 4 72 15 31 51

EDAP S.A.

By:	/s/ Hugues de Bantel
Hugues de Bantel, President

Address:	4-6 rue du Dauphiné 69120 Vaulx-en-Velin France

Telephone No.: +33 4 72 15 31 50 Facsimile No.: +33 4 72 15 31 51

TECHNOMED MEDICAL SYSTEMS S.A.

By:	/s/ Hugues de Bantel
Hugues de Bantel, President

Address:	4-6 rue du Dauphiné 69120 Vaulx-en-Velin France

Telephone No.: +33 4 72 15 31 50 Facsimile No.: +33 4 72 15 31 51

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